Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 #33-49886, Form S-8 #333-26409, Form S-8 #33-84558, Form S-8 #333-105264, Form S-8 #333-143086, Form S-8 #333-167338 and Form S-3 #333-177252) of Kohl's Corporation, of our reports dated March 20, 2015, with respect to the consolidated financial statements of Kohl's Corporation and the effectiveness of internal control over financial reporting of Kohl's Corporation included in this Annual Report (Form 10-K) of Kohl's Corporation for the year ended January 31, 2015.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
March 20, 2015